Exhibit 5.1

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, Tennessee 38103

(901) 543-5900

September 16, 2025

Whitestone REIT

2600 South Gessner, Suite 500

Houston, Texas 77063

Re:	Whitestone REIT’s At-The-Market Offering Program

Ladies and Gentlemen:

We have acted as counsel to Whitestone REIT, a Maryland real estate investment trust (the “Company”), and Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the offering of up to $100,000,000 of the Company’s common shares of beneficial interest, par value $0.001 per share the “Shares”), which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the separate equity distribution agreements, dated September 16, 2025 (individually, an “Equity Distribution Agreement” and collectively, the “Equity Distribution Agreements”), entered into by the Company and the Operating Partnership with BMO Capital Markets Corp., Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, Capital One Securities, Inc., Citizens JMP Securities, LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Robert W. Baird & Co. Incorporated, Truist Securities, Inc., and UBS Securities LLC (collectively, the “Placement Agents”), and as described in the prospectus supplement dated as of September 16, 2025 (the “Prospectus Supplement”) and the accompanying base prospectus dated May 9, 2025 (such documents, collectively, the “Prospectus”) that form part of the registration statement on Form S-3, dated May 9, 2025 (Registration No. 333-287167), in the form it became effective (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

We have examined the (i) Registration Statement, (ii) the Prospectus, (iii) the Equity Distribution Agreements, (iv) the Company’s Articles of Amendment and Restatement of the Company’s Declaration of Trust, as supplemented (the “Declaration of Trust”) certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”), (v) the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), (vi) the resolutions adopted by the board of trustees of the Company on September 15, 2025 (the “Resolutions”) relating to the transactions contemplated by the Equity Distribution Agreements, and (vii) a certificate of the SDAT as to the good standing of the Company, dated as of a recent date. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent verification or investigation, upon the (i) certificates of Officer by the Company, and (ii) representations and warranties made by the Company in the Equity Distribution Agreements, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.

We have also assumed that the Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of common shares of beneficial interest of the Company set forth in Article VII of the Company’s Declaration of Trust; that upon the issuance of any of the Shares, the total number of common shares of beneficial interest of the Company issued and outstanding will not exceed the total number of common shares of beneficial interest that the Company is then authorized to issue under its Declaration of Trust; and that the number of Shares, and the offering price of each Share, to be sold from time to time pursuant to each Equity Distribution Agreement will be authorized and approved by the Board of Trustees of the Company or an executive committee thereof in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), the Declaration of Trust, the Bylaws and the Resolutions prior to the issuance thereof.

Whitestone REIT

September 16, 2025

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that any individual (other than the Company) executing any of the documents submitted to us is duly authorized to do so, has duly and validly executed the documents to which the individual is a signory, and such individual’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Based upon, subject to and limited by the foregoing and the other matters set forth herein, it is our opinion that the Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Equity Distribution Agreements and resolutions of the board of trustees of the Company or a duly authorized committee thereof, the Shares will be validly issued, fully paid and non-assessable.

Our opinion rendered in the above paragraph is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; and (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, matters of public policy, the possible unavailability of specific performance, injunctive relief and other equitable remedies, the discretion of the court before which a proceeding is brought, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), regardless of whether considered in a proceeding at law or in equity.

Our opinion as set forth herein is limited to the federal laws of the United States of America and the MGCL. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of September 16, 2025 and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission’s rules and regulations thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC